Exhibit 10.17

Aames Investment Corporation

2005 Executive Management Incentive Compensation Plan Summary

The following is a summary of the 2005 Aames Investment Corporation Executive Management Incentive Compensation Plan (the “Incentive Compensation Plan”). On March 23, 2005, the Compensation Committee recommended, and the Board approved, the Incentive Compensation Plan. Under the Incentive Compensation Plan, executive officers will be eligible to receive an annual cash bonus based upon the following three components:

•	plan operating income;
•	assessment of shareholder value added; and
•	achievement of individual objectives and performance of job duties.

Actual awards cannot exceed the plan operating income, which is based on Aames Investment’s profitability. The Compensation Committee is responsible for assessment of shareholder value added. Individual awards are based on an evaluation of the individual executive’s performance of his duties, including all responsibilities associated with his position, and achievement of each executive’s individual personal performance objectives. In general, each executive may receive up to 175% of his base salary as a bonus under the Incentive Compensation Plan, although individual amounts may vary.

If Aames fails to achieve at least 80% of its projected Plan Operating Income, bonuses will be paid on a discretionary bonus as approved by the Chairman of the Board and Chief Executive Officer and the Compensation Committee.